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                                  UNITED STATES
                       SECURITIES AND EXCHANGES COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-25609


                         Baby's Best Laboratories, Inc.
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             (Exact name of registrant as specified in its charter)

         1515 N. Federal Highway, Suite 300, Boca Raton, Florida 33432
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Common Stock, $.001
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
     Rule 12g-4(a)(1)(i)  _X_            Rule 12h-3(b)(1)(i)  ___
     Rule 12g-4(a)(1)(ii) _X_            Rule 12h-3(b)(1)(ii) ___
     Rule 12g-4(a)(2)(i)  ___            Rule 12h-3(b)(2)(i)  ___
     Rule 12g-4(a)(2)(ii) ___            Rule 12h-3(b)(2)(ii) ___
                                         Rule 15d-6           ___

Approximate number of holders of record as of the certification or notice date:
100

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: Dec. 7/ 2001                 BY: Patricia A. Bishop
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                                       Patricia A. Bishop, President